EXHIBIT 10.1

November 21, 2006

Todd Abbott

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Re: Separation of Employment (Final revised)

Dear Todd:

This letter sets forth the terms and conditions relative to your separation from your employment with Symbol Technologies, Inc., including its subsidiaries and affiliated corporations and successors and assigns (“Symbol” or “the Company”).

Your termination from Symbol’s employ will be effective the earlier of (a) the day of the closing of the acquisition of Symbol by Motorola, Inc., or (b) the date on which Symbol determines this transaction will not close, but in no event later than March 31, 2007 (the “Termination Date”). Effective September 19, 2006, you were removed from your current assignment and from any officer, director or other fiduciary position you hold in respect of your employment with the Company, but will continue as a regular full time employee of the Company, with your normal salary and all attendant employee benefits and obligations of a continuing employee. Your status as a regular full time associate will continue until October 6, 2006, subject to your compliance with all standard Symbol policies and procedures. During this period , you will handle special projects as assigned and directed by Symbol’s Chief Executive Officer.

Beginning on October 7, 2006, and continuing through the Termination Date (the “on-call period”), you will be paid a salary at the rate of $30,000 per month (pro rated for partial months of service), payable in installments coincident with the Company’s normal payroll cycles, less applicable taxes and all other deductions as may be required by law or which have been previously authorized.  During this period, you will be considered an “on call” employee, and you agree to make yourself available for telephone and in person consultations with Company officials as required, although you will not be reporting to the Company’s offices except as directed.  You agree to diligently perform all of your duties and responsibilities and to continue to serve the Company in a fully professional and competent manner as required.

During the on-call period, you will not be eligible to participate in any of the Company’s employee benefit plans, except that your coverage in the Company’s group health insurance plan (medical, dental and vision only) will continue at normal contribution rates for yourself and your eligible dependents.  In addition, during the on-call period, any 2006 deferral election you have made under the Company’s deferred compensation plan will remain in effect through the Termination Date, or December 31, 2006, whichever date is earlier.

During the on-call period, you will not accrue any vacation, will not be eligible to participate in the Company’s 401k plan (and thus not be eligible for any matching contributions, except matching contributions for calendar year 2006 up until October 6th will be paid), will not be covered by the Company’s life insurance and disability benefit plans, and you will not be eligible to participate in the Company’s bonus plan or receive any Company contributions under any deferred compensation program. However, your unvested stock options will continue to vest during the on-call period and you will be eligible to exercise your vested options through and including your Termination Date, or ninety (90) days thereafter, depending on from which Plan your options were issued. (Please review your Plan documents carefully by accessing your account at www.fidelity.com.)

Provided you execute and return this Agreement to the Company on or before the close of business on November 28, 2006, the Company will provide you with the following payments and benefits:

A.	If your Termination Date is the day of the Closing of the Acquisition, the following payments and benefits will apply, as more fully described in the Company’s Senior Executive Change in Control Policy (the “Policy”):

•	One and one-half (1.5) times your annual base salary and target bonus (each determined at the rate in effect on October 6, 2006), payable in a lump sum payable within thirty (30) days of your Termination Date, as described in Section 4(a) of the Policy.

•	Payment of the earned 2006 EIP bonus, prorated for actual period of employment, if employment terminates prior to December 31, 2006. Payment to be made at the same time that bonuses are disbursed to similarly situated active executives.

•	Continuation of your group health benefits under COBRA for eighteen (18) months, commencing on the Termination Date.

•	Vesting of any time-based equity awards which may be unvested on the Termination Date (i.e., Restricted Stock and Stock Options).

•	Vesting of any unvested LTIP Restricted Stock.

OR

B.	In the event the acquisition of Symbol by Motorola is not completed and your Termination Date is March 31, 2007 or earlier:

•	Twelve (12) months’ severance based on your current base salary, payable in installments coincident with the Company’s normal payroll cycles, commencing in the first pay period following your Termination Date.

•	Payment of the earned 2006 EIP bonus, prorated for actual period of employment, if employment terminates prior to December 31, 2006. Payment to be made at the same time that bonuses are disbursed to similarly situated active executives.

•	Full vesting of your unvested LTIP Restricted Stock.

•	Provided you elect to continue your group health insurance, the Company will provide COBRA payments for yourself and your eligible dependents for up to twelve (12) months following your Termination Date.

The payments and benefits described above will not apply in the event of your termination due to “Cause” (as defined in the Policy).

After the Termination Date, you will be entitled to receive distribution of your vested benefits under the Company’s 401(k) and the Deferred Compensation Plans in accordance with the terms of the applicable Plan documents, except that Deferred Compensation Plan benefits may not be paid prior to six (6) months after the Termination Date to the extent required by Section 409A of the Internal Revenue Code. In addition, it is possible that other payments described above may also be “deferred compensation” for purposes of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, any payments constituting deferred compensation required to be made upon or in respect of your termination of employment may not be made prior to six (6) months after your termination of employment, to the extent necessary to comply with Code Section 409A(2)(B)(i). The Company will identify in writing payments it reasonably determines are subject to such a delay and will promptly pay any such amounts, without interest, at the conclusion of the applicable six month period (or, if later, when the payments are otherwise scheduled to be paid under the terms of the Agreement).

All payments and benefits you receive pursuant to this Agreement shall be less applicable taxes and other deductions as required by law.

In exchange for the Company providing you with the aforementioned  payments, and the other benefits set forth above, which you acknowledge represents good, valuable and sufficient consideration to support your execution of this Agreement,  you hereby waive all claims against the Company and unconditionally and irrevocably release and discharge the Company from liability for any claims or damages that you have or may have against it, its current and former directors, officers, employees, agents and assigns up to the moment that this Agreement becomes fully executed, regardless of whether those claims are known or unknown including, but not limited to, any claims for wages, severance (except as specifically provided for herein), relocation payments, bonuses or benefits or any other payments or benefits from any other agreements or plans under which you were covered or in which you participated (except as specifically provided for herein), or any other claims whatsoever arising during or, in whole or in part, out of your employment relationship with the Company, or violations of any federal, state or local fair employment statute, executive order, ordinance, law or regulation, including Title VII of the Civil Rights Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act,  the New York State Human Rights Law, or any other potentially applicable employment or labor law, or any other rule of law or common law including, but not limited to those concerning possible torts, express or implied contract,  the implied covenant of good faith and fair dealing, public policy, or other obligations. Other than with respect to any rights to which you may be entitled under the federal Age Discrimination in Employment Act, you also agree not to initiate any administrative or legal action against the Company to assert such claims. Moreover, to the extent any such action is brought by you or on your behalf by any third party, you agree to waive all claims to monetary relief, including attorneys’ fees and costs. You understand that the fact of this Agreement, and/or the agreement to pay or the payment of the consideration described herein does not constitute an admission by the Company that it has violated any such law or legal obligation. This Agreement shall not affect any entitlements you may have to Indemnification pursuant to the By-Laws of the Company, under any liability policy that may be maintained by the Company, and the laws of the State of Delaware. Nothing contained in the Agreement shall preclude you from enforcing the terms of this Agreement, should that ever be necessary.  Any such action to enforce the terms of this Agreement shall not be subject to the provisions of this paragraph.

You agree that you will not disclose, or cause to be disclosed in any way, any confidential information or documents relating to your employment with the Company, the operations of the Company, the terms of this Agreement, the facts and circumstances underlying this Agreement or the fact that such Agreement exists, except to your attorneys, accountants, and immediate family, and as otherwise required by law. This provision should not be construed as preventing you from discussing your employment with Symbol with any prospective employer. Further, you agree to continue to abide by the terms of the Company’s Non-Disclosure Agreement, which you signed while an associate of the Company. You also agree not to make any disparaging or derogatory remarks about the Company, or its products or services. In response to outside inquiries, the Company will respond in accordance with its normal policy and will confirm only your dates of employment and positions held.

You agree that during the twelve (12) month period following your Termination Date, you will not: (i) engage in, manage, operate, control or supervise or participate in the management, operation, control or supervision of, any business or entity, which is a Competitive Business of the Company or of any other entity which may acquire the Company or with whom the Company may become affiliated following the execution of this Agreement (“Acquiring Entity”); or (ii) have any ownership or financial interest, directly or indirectly, in any Competitive Business,  all including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation), officer, director, employee, principal, agent or consultant.  For purposes of this Agreement, Competitive Business includes any entity, including any subsidiaries, parent entities or affiliate thereof, that, as of the Termination Date, competes with any businesses of the Company or any Acquiring Entity. Notwithstanding the foregoing, at any time during the Non-Compete Period, you may request in writing to the Board ( or to the Head of the Enterprise Mobility Business or any other member of  the Senior Leadership Team of the Acquiring Entity, if such request is made subsequent to any acquisition of the Company),  for consent  to your direct or indirect engagement in, ownership of equity interest in, or management or operation of (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business, which request shall be considered  in good faith based upon the reasonable determination of the potential impact of your involvement in such Competitive Business of the Company or of any Acquiring Entity and its stockholders. Additionally, you agree that during the twelve (12) month  period following your Termination Date, you will not, directly or indirectly, call on any customer of the Company or of any Acquiring Entity for the purpose of soliciting and/or providing to such customer any products or services similar to those sold or provided by the Company or of any Acquiring Entity, nor will you in any way, directly or indirectly, induce any customer of the Company or of any Acquiring Entity to cease doing business with the Company  or any Acquiring Entity.  Further you agree that during the twelve (12) month period following your termination, you will not, either directly nor indirectly, solicit, encourage, or induce any of the Company’s or any Acquiring Entity’s other associates or consultants of the Company or any Acquiring Entity to leave the Company’s or any Acquiring Entity’s employ, to work for you or any Competitive Business of the Company, or any Acquiring Entity.

You further agree that you will reasonably cooperate fully with the Company at mutually convenient times in connection with any existing or future internal or external investigations which the Company is currently conducting, conducts in the future, or in which it is currently or may become involved, and in any existing or future litigation involving the Company, whether administrative, civil, or criminal in nature, in which and to the extent the Company deems your cooperation necessary. Symbol will endeavor to provide you with as much advance notice as reasonably practicable of the need for such cooperation and will limit the time that may be required in this regard to reasonable periods. In addition, during any such period when cooperation is necessary, Symbol will reimburse you for reasonable out-of-pocket expenses you incur to comply with this Section, i.e., transportation expenses, hotels, meals. Any entitlement that you may have to legal representation in connection with such cooperation shall be governed by the terms of the Company’s By-Laws, liability policies maintained by the Company, and the laws of the State of Delaware.

You acknowledge that you have had twenty-one (21) days to consider the substantive terms of this Agreement. You also acknowledge that you were advised by Symbol to discuss the terms of this Agreement with your attorneys prior to signing this Agreement. You further acknowledge that you are entering into this Agreement, freely, knowingly, and voluntarily, with a full understanding of its terms and that you will have 7 days to revoke this Agreement after executing the same by notifying the undersigned in writing during this seven-day period.

You acknowledge that you are responsible for the payment of all taxes in connection with the payments and benefits you will be receiving pursuant to this Agreement, and that you are not relying on Symbol for any tax advice in connection with the terms of this Agreement or your execution of the same.

Except as set forth herein, this constitutes the entire agreement between us regarding the subject matter hereof. This Agreement may not be changed or altered, except by a writing signed by you and the Company. This Agreement is entered into in the State of New York and the laws of the State of New York will apply to any dispute concerning it, without regard to its conflicts of laws provisions.  If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

Sincerely,

/s/ Lise Poulos
Lise Poulos
Sr. Vice President, Human Resources

Symbol Technologies, Inc.

AGREED AND ACCEPTED:

By: /s/ Todd Abbott Date: November 27, 2006
Todd Abbott